Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 relating to the Chesapeake Utilities Corporation Dividend Reinvestment and Direct Stock Purchase Plan of our report dated February 22, 2023, relating to the consolidated financial statements, the effectiveness of Chesapeake Utilities Corporation’s internal control over financial reporting, and financial statement schedule of Chesapeake Utilities Corporation appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Baker Tilly US, LLP
Lancaster, Pennsylvania
August 24, 2023